Exhibit 99.1

S.Y. Bancorp Reports Record Earnings for the Third Quarter of 2012, with Net Income Increasing 14% over Prior-Year Quarter to $6.7 Million or $0.48 Per Diluted Share

LOUISVILLE, Ky.--(BUSINESS WIRE)--October 24, 2012--S.Y. Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported higher earnings for the third quarter and first nine months of 2012 compared with 2011 periods. The Company's quarterly results, reflecting the highest single-quarter earnings in its history, underscored continued strong trends in its banking operations, including an increase in net interest income and the pace of loan production, together with attractive growth in key sources of non-interest income, such as investment management and trust services as well as mortgage lending. The following is a summary of the Company's reported results:

Quarter Ended September 30,	2012	2011	Change
Net income	$6,682,000	$5,774,000	16%
Net income per share, diluted	$0.48	$0.42	14%
Return on average equity	13.31%	12.59%
Return on average assets	1.27%	1.16%

Nine Months Ended September 30,	2012	2011	Change
Net income	$19,287,000	$17,262,000	12%
Net income per share, diluted	$1.38	$1.25	10%
Return on average equity	13.20%	13.03%
Return on average assets	1.26%	1.19%

Commenting on the results, David Heintzman, Chairman and Chief Executive Officer, said, "We are very pleased to announce another quarter of solid performance by the Company, with earnings per diluted share reaching the highest level of the year. Although we continue to face some headwinds related to the current low interest rate environment, which has spurred an acceleration in loan repayments and refinancings and exerted mounting pressure on net interest margin, the Company was able to overcome these challenges in the third quarter and extend the S.Y. Bancorp's track record for growth and profitability. Loan production during the third quarter was particularly strong, in line with the level seen for the second quarter of 2012 and well ahead of the first quarter of the year. To put this in context, loan demand typically softens in the late summer months. However, during the third quarter of 2012 our loan production nearly doubled compared with the same quarter last year, and even though loan pricing remains very competitive, we were pleased to retain our core relationships while having the opportunity to add to our base. Net loan growth, however, has been tempered by loan repayments from several non-core customers.

"On the funding side, we were pleased to see a 7% year-over-year increase in deposit balances," Heintzman continued. "We are gratified by the confidence our customers continue to place in Stock Yards Bank & Trust Company, which has translated into ongoing market share growth that has been especially noteworthy in our hometown of Louisville. In Louisville, we now have risen to fourth in market share, surpassing all other community banks in the area, and we continue to gain on the top three national banks in this market.

"Additionally, non-interest income continued to demonstrate solid growth in the third quarter, led by mortgage banking and investment management and trust revenue," Heintzman added. "Mortgage banking revenue was more than double that of the comparable 2011 period, buoyed by refinancing activity as well as home purchase activity, which signals a continued, albeit modest, improvement in the local housing market. Investment management and trust revenue was positively affected by improved market returns and the addition of new accounts." Heintzman pointed out that the Bank's investment management and trust services department, with $1.92 billion in assets under management, has ranked consistently among the top 150 trust departments in the nation based on revenue. Because of its status, the Bank's investment management and trust services department continues to distinguish Stock Yards Bank & Trust from its competitors with a line of products and services seldom found at typical community banks.

Heintzman noted that management believes overall credit quality continues to stabilize, with no significant change in the level of past due loans and a slowing pace in loan downgrades. The Company did incur a higher level of loan charge-offs in the third quarter. The largest of these loans had long been identified to have probable losses and, accordingly, had loss allocations for the charge-downs taken. Additionally, during the quarter the Company took additional charge-downs on certain other real estate owned (OREO) to target a shorter timeframe for the opportunistic disposition of these properties, thus helping limit the Company's exposure to market risk, which may occur if the dispositions occur over a longer period of time.

Concluding, Heintzman said, "We are very pleased to see this momentum in our operations as we approach the final months of the year. We remain confident in our strategies for the long term, the benefits we realize from our presence across three strong markets, and the competitive distinction we enjoy from a broad line of products and high customer service levels that are uncommon for many community banks. Moreover, we believe our strong capital position provides us with increased flexibility to pursue growth opportunities and actions that enhance stockholder value. Considering these opportunities, we look forward to a solid finish to fiscal 2012."

During the past year, S.Y. Bancorp's total assets have increased $114.6 million or 6%, reaching $2.10 billion at September 30, 2012, compared with $1.99 billion at September 30, 2011. A portion of the change in total assets over the past year resulted from overall growth in the Company's loan portfolio, which increased $39.2 million or 3% to $1.58 billion at September 30, 2012, compared with $1.54 billion at September 30, 2011. Total deposits increased $113.5 million or 7% to $1.69 billion at September 30, 2012, from $1.58 billion at the end of the third quarter of 2011.

The Company's capital levels continued to strengthen during the third quarter of 2012 compared with the year-earlier period. The Company's Tier 1 leverage ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio were 10.76%, 13.09% and 14.35%, respectively, at September 30, 2012. Each exceeded the required minimum of 5%, 6% and 10%, respectively, necessary to be deemed a "well-capitalized" institution – the highest capital rating for financial institutions. The ratio of tangible common equity to total tangible assets was 9.55% at September 30, 2012, 9.39% at June 30, 2012, and 9.20% as of September 30, 2011. See reconciliation of GAAP and non-GAAP measures later in this release. The Company intends to maintain capital ratios at historically high levels at least until such time as the economy demonstrates sustained improvement and the implications of newly proposed Basel III capital rules become definitive, and to remain well positioned to pursue expansion and other opportunities that may arise.

Net interest income – the Company's largest source of revenue – increased $1.0 million or 6% in the third quarter of 2012 to $18.8 million from $17.8 million in the year-earlier period. This increase reflected primarily a decrease in interest expense and an increase in loan volume. In the third quarter of 2012, net interest margin was 3.92% versus 3.93% in the third quarter of 2011 and 3.98% in the second quarter of 2012. For the first nine months of 2012, net interest income increased $2.9 million or 6% to $55.6 million from $52.7 million in the prior-year period. Net interest margin for the first nine months of 2012 decreased three basis points to 3.99% from 4.02% a year ago.

The Company notes that net interest margin for the first three quarters of 2012 included prepayment fees associated with a surge in loan refinancing activity, along with late penalties. Adjusting for these fees and penalties, the Company's more normalized or core net interest margin for the third quarter of 2012 was 3.85% versus 3.94% in the second quarter of 2012, and 4.00% in the first quarter of 2012 (see reconciliation of GAAP and non-GAAP measures later in this release). Management believes these core margins better reveal the increasing pressure of a low interest rate environment and a highly competitive loan market, and it expects margin compression to continue.

Non-performing loans (NPLs) totaled $31.2 million or 1.98% of total loans outstanding at September 30, 2012, down from $35.6 million or 2.25% of total loans outstanding at June 30, 2012, but up from $27.9 million or 1.81% of period-end loans at September 30, 2011. Non-performing assets (NPAs), which include NPLs, OREO and repossessed assets, were $38.1 million or 1.81% of total assets at September 30, 2012, down from $42.6 million or 2.04% of total assets at June 30, 2012, but up from $36.1 million or 1.81% of total assets at September 30, 2011. The sequential quarterly decline in NPLs and NPAs reflected primarily loan charge-offs during the third quarter; to a large extent these charge-offs had been previously addressed by allocations within the allowance for loan losses. The Company continues its efforts to identify risk in its portfolio early and establish an allocation based on the Company's allowance methodology.

Net charge-offs in the third quarter of 2012 totaled $3.0 million or 0.19% of average loans compared with net charge-offs of $1.9 million or 0.12% of average loans in the second quarter of 2012 and $2.6 million or 0.17% of average loans in the year-earlier period. Net charge-offs for the first nine months of 2012 annualize to 0.64% of average loans compared with 0.52% of average loans in the prior-year period.

The Company's loan loss provision for the third quarter of 2012 was $2.5 million, resulting in an allowance for loan losses of 1.98% of total loans as of September 30, 2012. This compared with $2.5 million and 2.01%, respectively, for the second quarter of 2012 and $4.1 million and 1.89%, respectively, for the third quarter of 2011. Overall, management believes that the pace of loan downgrades continues to slow and notes that some upgrades are occurring. Problem loan resolution will continue to be a challenge going forward as the overall level of NPLs remain at historically high levels for the Company.

Although the Company continues to see signs of an economic recovery in its markets and with its customers generally, management remains uncertain as to when business conditions will begin to strengthen on a sustained and consistent basis. The prolonged economic downturn continues to create credit fatigue among traditionally solid and stable borrowers and presents a risk of involving additional customers until such time as the real estate market and overall business conditions demonstrate consistent improvements. Added to this, there is now an increased level of uncertainty regarding the global economy and how fiscal policies and regulatory matters in Europe, Asia and the United States may affect the Company. Accordingly, S.Y. Bancorp intends to remain cautious in assessing the potential risk in its loan portfolio. The Company expects the allowance for loan losses and other credit costs to remain at high levels compared with pre-recession amounts until there are clearer signs of economic recovery and, thus, a more reliable indication of reduced overall credit risk. Still, while NPLs and NPAs are well above the Company's historic range for these metrics, they have continued to trend significantly better than those of $1-to-$2.5 billion publicly traded banks, which as of June 30, 2012, (third quarter peer data is not yet available) posted average NPLs and NPAs of 3.40% and 3.98%, respectively, according to a leading source for industry data.

Non-interest income increased $1.9 million or 25% to $9.8 million in the third quarter of 2012 compared with $7.9 million in the same quarter last year. The quarter-over-quarter increase primarily reflected a two-fold increase in gains on sales of mortgage loans held for sale and higher income from investment management and trust. Additionally, other non-interest income in the year-earlier quarter was negatively affected by a non-recurring loss from an investment in a domestic private investment fund, which was liquidated effective March 31, 2012. Non-interest income increased $4.3 million or 18% to $28.3 million in the first nine months of 2012 compared with $24.0 million in the same period last year and reflected the same trends seen in the third quarter as well as higher brokerage fees and commission.

Non-interest expense increased $3.7 million or 28% to $17.0 million in the third quarter of 2012 from $13.3 million in the same period last year. The increase in non-interest expense was due primarily to higher personnel costs, reflecting staffing additions across the Company's operations as it provides for future growth, normal salary increases and a higher performance-based bonus accrual. Exacerbating the quarter-over-quarter increase in personnel costs was the impact in the year-earlier quarter of the elimination of the performance-based bonus accrual for that year. Aside from higher personnel costs, non-interest expense for the third quarter of 2012 reflected the previously mentioned charge-downs on OREO versus a negligible amount in the year-earlier quarter, along with higher costs related to carrying OREO. Non-interest expense increased $5.4 million or 13% to $48.3 million for the first nine months of 2012 from $42.9 million in the same period last year and reflected the same trends seen in the third quarter. The Company's third quarter efficiency ratio was 58.91% compared with 51.13% in the third quarter of 2011, with the lower amount for last year attributable to the aforementioned elimination of the performance-based bonus accrual.

In the third quarter of 2012, the Company's effective tax rate was reduced to 26.3% from 30.0% in the prior-year period. This reduction reflected primarily the recognition of certain federal historic rehabilitation tax credits related to an investment in redevelopment of a Louisville landmark.

In August 2012, S.Y. Bancorp's Board of Directors declared its regular quarterly cash dividend of $0.19 per common share. The latest dividend was distributed on October 1, 2012, to stockholders of record as of September 10, 2012.

Louisville, Kentucky-based S.Y. Bancorp, Inc., with more than $2.10 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT. The trust preferred securities of S.Y. Bancorp Capital Trust II also trade on the NASDAQ Global Select Market under the symbol SYBTP.

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

The following table provides a reconciliation of total stockholders' equity in accordance with US GAAP to tangible common equity in accordance with applicable regulatory requirements. The Company provides the tangible common equity ratio, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy.

S.Y. Bancorp, Inc. Tangible Common Equity Ratio (Amounts in thousands)

	Sept. 30, 2012	June 30, 2012	Sept. 30, 2011
Tangible Common Equity Ratio
Total stockholders' equity (a)	$201,422	$196,302	$183,553
Less goodwill	(682)	(682)	(682)
Tangible common equity (c)	$200,740	$195,620	$182,871

Total assets (b)	$2,102,589	$2,083,628	$1,987,954
Less goodwill	(682)	(682)	(682)
Tangible assets (d)	$2,101,907	$2,082,946	$1,987,272

Total stockholders' equity to total assets (a/b)	9.58%	9.42%	9.23%
Tangible common equity ratio (c/d)	9.55%	9.39%	9.20%

The following table provides a reconciliation of net interest margin in accordance with US GAAP to normalized net interest margin. The Company provides this information to illustrate the trend in quarterly net interest margin sequentially during 2012 and to show the impact of prepayment fees and late charges on net interest margin. Prepayment fees and late charges did not have the similar effect of increasing net interest margin during 2011.

Reconciliation of 2012 Quarterly Net Interest Margin to Normalized

	Sept. 30, 2012	June 30, 2012	March 30, 2012
Net interest margin	3.92%	3.98%	4.07%
Prepayment penalties / late charges	(0.07)	(0.04)	(0.07)
Normalized net interest margin	3.85%	3.94%	4.00%

S.Y. Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2012 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Income Statement Data
Net interest income, fully tax equivalent (1)	$19,140	$18,160	$56,728	$53,874
Interest income
Loans	$19,874	$19,868	$59,227	$59,343
Federal funds sold	82	72	216	167
Mortgage loans held for sale	98	46	217	143
Securities	1,638	1,630	5,207	4,817
Total interest income	21,692	21,616	64,867	64,470
Interest expense
Deposits	1,725	2,520	5,652	7,845
Securities sold under agreements to repurchase	46	68	138	199
Federal funds purchased	8	8	24	31
Federal Home Loan Bank advances	345	368	1,072	1,093
Subordinated debentures	773	862	2,341	2,586
Total interest expense	2,897	3,826	9,227	11,754
Net interest income	18,795	17,790	55,640	52,716
Provision for loan losses	2,475	4,100	9,025	9,500
Net interest income after provision for loan losses	16,320	13,690	46,615	43,216
Non-interest income
Investment management and trust income	3,515	3,347	10,675	10,545
Service charges on deposit accounts	2,161	2,167	6,341	6,125
Bankcard transaction revenue	985	945	2,967	2,782
Gains on sales of mortgage loans held for sale	1,277	574	2,882	1,397
Brokerage commissions and fees	651	570	1,844	1,613
Bank owned life insurance	226	257	743	761
Other non-interest income (loss)	980	(2)	2,878	792
Total non-interest income	9,795	7,858	28,330	24,015
Non-interest expense
Salaries and employee benefits expense	9,711	7,528	28,189	24,576
Net occupancy expense	1,365	1,314	4,198	3,901
Data processing expense	1,296	1,283	4,131	3,766
Furniture and equipment expense	347	306	965	998
FDIC insurance expense	398	339	1,095	1,299
Loss on other real estate owned	969	6	1,177	415
Other non-interest expenses	2,959	2,526	8,534	7,899
Total non-interest expense	17,045	13,302	48,289	42,854
Net income before income tax expense	9,070	8,246	26,656	24,377
Income tax expense	2,388	2,472	7,369	7,115
Net income	$6,682	$5,774	$19,287	$17,262

Weighted average shares - basic	13,883	13,799	13,867	13,778
Weighted average shares - diluted	13,966	13,838	13,929	13,844

Net income per share, basic	$0.48	$0.42	$1.39	$1.25
Net income per share, diluted	0.48	0.42	1.38	1.25
Cash dividend declared per share	0.19	0.18	0.57	0.54

Balance Sheet Data (at period end)
Total loans			$1,578,290	$1,539,055
Allowance for loan losses			31,245	29,066
Total assets			2,102,589	1,987,954
Non-interest bearing deposits			359,097	285,265
Interest bearing deposits			1,330,933	1,291,295
Federal home loan bank advances			60,423	60,434
Subordinated debentures			30,900	40,900
Stockholders' equity			201,422	183,553
Total shares outstanding			13,895	13,801
Book value per share			14.50	13.30
Market value per share			23.66	18.62

S.Y. Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2012 Earnings Release

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Average Balance Sheet Data
Average federal funds sold	$110,263	$98,996	$96,366	$76,736
Average investment securities	266,799	216,541	265,343	216,126
Average loans	1,551,423	1,541,899	1,529,440	1,526,296
Average earning assets (3)	1,940,261	1,831,262	1,898,920	1,790,315
Average assets	2,093,512	1,978,408	2,051,312	1,940,779
Average interest bearing deposits	1,330,877	1,285,778	1,308,372	1,264,051
Average total deposits	1,677,819	1,563,580	1,638,030	1,533,617
Average securities sold under agreement to repurchase	57,878	67,079	59,507	59,675
Average federal funds purchased	19,366	17,862	20,084	21,587
Average short-term borrowings	-	1,286	-	1,217
Average long-term debt	91,324	101,335	92,092	101,338
Average interest bearing liabilities	1,499,445	1,473,340	1,480,055	1,447,868
Average stockholders' equity	199,766	181,933	195,217	177,179

Performance Ratios
Annualized return on average assets	1.27%	1.16%	1.26%	1.19%
Annualized return on average equity	13.31%	12.59%	13.20%	13.03%
Net interest margin, fully tax equivalent (3)	3.92%	3.93%	3.99%	4.02%
Non-interest income to total revenue, fully tax equivalent	33.85%	30.20%	33.31%	30.83%
Efficiency ratio	58.91%	51.13%	56.77%	55.02%

Capital Ratios
Average stockholders' equity to average assets	9.54%	9.20%	9.52%	9.13%
Tier 1 risk-based capital			13.09%	12.56%
Total risk-based capital			14.35%	14.43%
Leverage			10.76%	10.50%

Loans by Type
Commercial and industrial			$419,568	$381,644
Construction and development			138,165	152,891
Real estate mortgage - commercial investment			417,357	362,498
Real estate mortgage - owner occupied commercial			301,017	328,893
Real estate mortgage - 1-4 family residential			158,013	158,594
Home equity - first lien			36,480	38,766
Home equity - junior lien			67,312	81,143
Consumer			40,378	34,626

Asset Quality Data
Allowance for loan losses to total loans			1.98%	1.89%
Allowance for loan losses to average loans	2.01%	1.89%	2.04%	1.90%
Allowance for loan losses to non-performing loans			100.19%	104.20%
Nonaccrual loans			$22,448	$22,673
Troubled debt restructuring			7,511	3,931
Loans - 90 days past due & still accruing			1,228	1,290
Total non-performing loans			31,187	27,894
OREO and repossessed assets			6,939	8,165
Total non-performing assets			38,126	36,059
Non-performing loans to total loans			1.98%	1.81%
Non-performing assets to total assets			1.81%	1.81%
Net charge-offs to average loans (2)	0.19%	0.17%	0.49%	0.39%
Net charge-offs	$3,003	$2,598	$7,525	$5,977

Other Information
Total assets under management (in millions)			$1,923	$1,722
Full-time equivalent employees			490	468

S.Y. Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2012 Earnings Release

	Five Quarter Comparison
	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Income Statement Data
Net interest income, fully tax equivalent (1)	$19,140	$18,667	$18,921	$18,388	$18,160
Net interest income	$18,795	$18,295	$18,550	$18,016	$17,790
Provision for loan losses	2,475	2,475	4,075	3,100	4,100
Net interest income after provision for loan losses	16,320	15,820	14,475	14,916	13,690
Investment management and trust income	3,515	3,670	3,490	3,296	3,347
Service charges on deposit accounts	2,161	2,125	2,055	2,223	2,167
Bankcard transaction revenue	985	1,017	965	940	945
Gains on sales of mortgage loans held for sale	1,277	866	739	725	574
Brokerage commissions and fees	651	652	541	606	570
Bank owned life insurance	226	260	257	258	257
Other non-interest income (loss)	980	700	1,198	1,181	(2)
Total non-interest income	9,795	9,290	9,245	9,229	7,858
Salaries and employee benefits expense	9,711	9,426	9,052	8,549	7,528
Net occupancy expense	1,365	1,464	1,369	1,291	1,314
Data processing expense	1,296	1,522	1,313	1,248	1,283
Furniture and equipment expense	347	326	292	301	306
FDIC Insurance expense	398	346	351	356	339
Loss (gain) on other real estate owned	969	233	(25)	1,301	6
Other non-interest expenses	2,959	3,191	2,384	3,681	2,526
Total non-interest expense	17,045	16,508	14,736	16,727	13,302
Net income before income tax expense	9,070	8,602	8,984	7,418	8,246
Income tax expense	2,388	2,499	2,482	1,076	2,472
Net income	$6,682	$6,103	$6,502	$6,342	$5,774

Weighted average shares - basic	13,883	13,874	13,844	13,808	13,799
Weighted average shares - diluted	13,966	13,941	13,890	13,834	13,838

Net income per share, basic	$0.48	$0.44	$0.47	$0.46	$0.42
Net income per share, diluted	0.48	0.44	0.47	0.46	0.42
Cash dividend declared per share	0.19	0.19	0.19	0.18	0.18

Balance Sheet Data (at period end)
Total loans	$1,578,290	$1,577,826	$1,531,740	$1,544,845	$1,539,055
Allowance for loan losses	31,245	31,773	31,206	29,745	29,066
Total assets	2,102,589	2,083,628	2,040,589	2,053,097	1,987,954
Non-interest bearing deposits	359,097	341,128	328,575	313,587	285,265
Interest bearing deposits	1,330,933	1,323,161	1,298,742	1,304,152	1,291,295
Federal home loan bank advances	60,423	60,426	60,428	60,431	60,434
Subordinated debentures	30,900	30,900	30,900	40,900	40,900
Stockholders' equity	201,422	196,302	191,823	187,686	183,553
Total shares outstanding	13,895	13,878	13,872	13,819	13,801
Book value per share	14.50	14.14	13.83	13.58	13.30
Market value per share	23.66	23.95	23.20	20.53	18.62

S.Y. Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2012 Earnings Release

	Five Quarter Comparison
	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Average Balance Sheet Data
Average loans	$1,551,423	$1,554,840	$1,543,778	$1,539,227	$1,541,899
Average assets	2,093,512	2,037,921	2,022,040	2,015,486	1,978,408
Average earning assets (3)	1,940,261	1,885,727	1,870,318	1,864,616	1,831,262
Average total deposits	1,677,819	1,626,024	1,609,810	1,597,461	1,563,580
Average long-term debt	91,324	91,326	93,637	101,332	101,335
Average interest bearing liabilities	1,499,445	1,471,426	1,469,083	1,483,574	1,473,340
Average stockholders' equity	199,766	194,947	190,888	186,935	181,933

Performance Ratios
Annualized return on average assets	1.27%	1.20%	1.29%	1.25%	1.16%
Annualized return on average equity	13.31%	12.59%	13.70%	13.46%	12.59%
Net interest margin, fully tax equivalent (3)	3.92%	3.98%	4.07%	3.91%	3.93%
Non-interest income to total revenue, fully
tax equivalent	33.85%	33.23%	32.82%	33.42%	30.20%
Efficiency ratio	58.91%	59.05%	52.32%	60.57%	51.13%

Capital Ratios
Average stockholders' equity to average assets	9.54%	9.57%	9.44%	9.27%	9.20%
Tier 1 risk-based capital	13.09%	12.94%	13.13%	12.77%	12.56%
Total risk-based capital	14.35%	14.20%	14.39%	14.63%	14.43%
Leverage	10.76%	10.82%	10.71%	10.53%	10.50%

Loans by Type
Commercial and industrial	$419,568	$417,112	$371,430	$393,729	$381,644
Construction and development	138,165	139,328	143,337	147,637	152,891
Real estate mortgage - commercial investment	417,357	420,499	413,182	399,655	362,498
Real estate mortgage - owner occupied commercial	301,017	300,911	300,203	297,121	328,893
Real estate mortgage - 1-4 family residential	158,013	154,927	155,185	154,565	158,594
Home equity - 1st lien	36,480	37,902	37,746	38,637	38,766
Home equity - junior lien	67,312	71,408	74,688	76,687	81,143
Consumer	40,378	35,739	35,969	36,814	34,626

Asset Quality Data
Allowance for loan losses to total loans	1.98%	2.01%	2.04%	1.93%	1.89%
Allowance for loan losses to average loans	2.01%	2.04%	2.02%	1.93%	1.89%
Allowance for loan losses to non-performing loans	100.19%	89.35%	107.35%	127.67%	104.20%
Nonaccrual loans	$22,448	$27,907	$19,232	$18,737	$22,673
Troubled debt restructuring	7,511	7,541	9,443	3,402	3,931
Loans - 90 days past due & still accruing	1,228	112	394	1,160	1,290
Total non-performing loans	31,187	35,560	29,069	23,299	27,894
OREO and repossessed assets	6,939	7,041	8,550	7,773	8,165
Total non-performing assets	38,126	42,601	37,619	31,072	36,059
Non-performing loans to total loans	1.98%	2.25%	1.90%	1.51%	1.81%
Non-performing assets to total assets	1.81%	2.04%	1.84%	1.51%	1.81%
Net charge-offs to average loans (2)	0.19%	0.12%	0.17%	0.16%	0.17%
Net charge-offs	$3,003	$1,908	$2,614	$2,421	$2,598

Other Information
Total assets under management (in millions)	$1,923	$1,848	$1,839	$1,741	$1,722
Full-time equivalent employees	490	482	480	480	468

(1) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.
(2) - Interim ratios not annualized
(3) - Certain prior-period amounts have been reclassified to conform with current presentation.

CONTACT:
S.Y. Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President, Treasurer and Chief Financial Officer